Exhibit 4.5

[FORM OF WARRANT]

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

ASSET ENTITIES INC.

Warrant Shares: [____]

THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, [          ]or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Initial Exercise Date (as defined below) and on or prior to 5:00 p.m. (New York City time) on the Termination Date (as defined below) but not thereafter, to subscribe for and purchase from Asset Entities Inc., a Nevada corporation (the “Issuer”), up to [•] shares (as subject to adjustment hereunder, the “Warrant Shares”) of Class A common stock, par value $0.0001 per share, of the Issuer (the “Class A Common Stock”). The purchase price of one share of Class A Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.          Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Subscription Agreement (the “Purchase Agreement”), dated as of May 26, 2025, by and among the Issuer, Strive Enterprises, Inc., a Delaware corporation and the purchasers signatory thereto (the “Purchasers”).

In addition to the terms defined elsewhere in this Warrant, the following terms have the meanings set forth in this Section 1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Class A Common Stock Equivalents” means any securities of the Issuer which would entitle the holder thereof to acquire at any time Class A Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Class A Common Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means the Nasdaq Capital Market or whichever of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market or the Nasdaq Global Market on which the Class A Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means the Purchase Agreement, all exhibits and schedule thereto and this Warrant.

“Transfer Agent” means VStock Transfer, LLC, the current transfer agent of the Company, and any successor transfer agent of the Company.

Section 2.          Exercise.

(a)       Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the date on which the Warrant has been issued (the “Initial Exercise Date”) and on or before the first anniversary of the Effectiveness Date (as defined in the Purchase Agreement) by delivery to the Issuer (or such other office or agency that the Issuer may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Issuer), as applicable, of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Not later than the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver to the Issuer the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Issuer until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Issuer for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Issuer. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the automatic effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Issuer shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Issuer shall deliver any objection to any Notice of Exercise within one (1) Trading Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b)       Exercise Price. The exercise price per share of Class A Common Stock under this Warrant shall be $1.35, subject to adjustment hereunder (the “Exercise Price”).

(c)       Cashless Exercise. If, by the earlier of (i) the 45th calendar day (or 120th calendar day if the Securities and Exchange Commission (the “Commission”) notifies the Issuer that it will “review” the Registration Statement) after the date of issuance of this Warrant and (ii) the 10th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review, there is no effective registration statement (“Registration Statement”) registering, or the prospectus contained therein is not available for, the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing ((A-B) multiplied by (X)) by (A), where:

(A)          as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Exercise Notice if such Exercise Notice is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Exercise Notice or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg Financial Markets (“Bloomberg”) as of the time of the Holder’s execution of the applicable Exercise Notice if such Exercise Notice is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Exercise Notice if the date of such Exercise Notice is a Trading Day and such Exercise Notice is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B)          the Exercise Price of this Warrant, as adjusted hereunder; and

(X) the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, Holder may tack the holding period of the Warrants being exercised for purposes of Rule 144 under the Securities Act. The Issuer agrees not to take any position contrary to this Section 2(c).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the OTCQB Venture Market (the “OTCQB”) or the OTCQX Best Market (the “OTCQX”) is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market operated by the OTC Markets, Inc. (the “Pink Market”) (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Class A Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Class A Common Stock for the 20 Trading Days preceding such date (or the nearest preceding date) on the Trading Market on which the Class A Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Class A Common Stock for the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Class A Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Class A Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price per share per share  and the closing ask price per share of the Class A Common Stock for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a share of Class A Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Issuer, the fees and expenses of which shall be paid by the Issuer.

(d)       Mechanics of Exercise.

(i)            Delivery of Warrant Shares Upon Exercise. The Issuer shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Issuer through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Issuer is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner of sale limitations pursuant to Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144 (c)(1) or Rule 144(i)(2), and otherwise by physical delivery of a certificate, (or reasonable evidence of issuance by book entry of ownership of the Warrant Shares) registered in the Issuer’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the later of (i) the Standard Settlement Period after the delivery to the Issuer of the Notice of Exercise, and (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Issuer (provided the foregoing clause (ii) shall not apply in the event of a cashless exercise) (such date, the “Warrant Share Delivery Date”); provided, however, in any event, the Issuer shall not be obligated to deliver Warrant Shares until it has received the aggregate Exercise Price therefor. Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received no later than the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. The Issuer agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. If the Issuer fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Issuer shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the third (3rd) Trading Day after the Warrant Share Delivery Date) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Issuer’s primary Trading Market with respect to the Class A Common Stock as in effect on the date of delivery of the Notice of Exercise.

(ii)           Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Issuer shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii)          Rescission Rights. If the Issuer fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date (subject to receipt of the aggregate Exercise Price for the applicable exercise (other than in the case of a cashless exercise)), then the Holder will have the right to rescind such exercise prior to the delivery of the Warrant Shares.

(iv)          No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Issuer shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(v)           Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Issuer, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Issuer may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Issuer shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Issuer (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares pursuant to the terms of this Warrant.

(vi)          Closing of Books. The Issuer will not close its stockholder books or records in any manner intended to prevent the timely exercise of this Warrant, pursuant to the terms hereof.

(vii)         Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise.  In addition to any other rights available to the Holder, if the Issuer fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Issuer shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Issuer was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Issuer timely complied with its exercise and delivery obligations hereunder.  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Issuer shall be required to pay the Holder $1,000. The Holder shall provide the Issuer written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Issuer, evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Issuer’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(e)       Holder’s Exercise Limitations.  The Holder shall be deemed to have elected to be subject to the Holder’s Exercise Limitations unless such Holder’s subscription agreement indicates it has opted out of such election. If the election is deemed to have been made, the Issuer shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Class A Common Stock beneficially owned by the Holder, its Affiliates and Attribution Parties shall include the number of shares of Class A Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Class A Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Issuer (including, without limitation, any other Class A Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Issuer is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this Section 2(e) applies, the submission of a Notice of Exercise shall be deemed to be the Holder’s good faith determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case, subject to the Beneficial Ownership Limitation. For purposes of this Section 2(e), in determining the number of outstanding shares of Class A Common Stock, a Holder may rely on the number of outstanding shares of Class A Common Stock as reflected in (A) the Issuer’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Issuer or (C) a more recent written notice by the Issuer or the Transfer Agent setting forth the number of shares of Class A Common Stock outstanding (the “Reported Outstanding Share Number”). Upon the written or oral request of a Holder, the Issuer shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Class A Common Stock then outstanding. In any case, the number of outstanding shares of Class A Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Issuer, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Class A Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Class A Common Stock outstanding immediately after giving effect to the issuance of shares of Class A Common Stock issuable upon exercise of this Warrant. If the Issuer receives an Exercise Notice from the Holder at a time when the Issuer has knowledge that the actual number of outstanding shares of Class A Common Stock is less than the Reported Outstanding Share Number, the Issuer shall notify the Holder in writing of the number of shares of Class A Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the beneficial ownership of Holder together with the Attribution Parties, as determined pursuant to this Section 2(e), to exceed the Beneficial Ownership Limitation, the Holder shall then notify the Issuer of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (such notice, the “Reduction Notice”). Such issuance shall not be deemed to have occurred until the Holder provides the Reduction Notice (or a notice that no reduction is needed) to the Issuer. In the event that the issuance of Class A Common Stock to the Holder upon exercise of this Warrant results in the Holder, together with the Attribution Parties, collectively being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation, the number of shares so issued by which the aggregate Beneficial Ownership of the Holder and its Attribution Parties exceeds such limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder and/or the Attribution Parties shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Issuer shall return to the Holder the exercise price paid by the Holder for the Excess Shares and the Holder shall return the Excess Shares to the Issuer. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3.          Certain Adjustments.

(a)       Stock Dividends and Splits. If the Issuer at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Class A Common Stock or any other equity or equity equivalent securities payable in shares of Class A Common Stock (which, for avoidance of doubt, shall not include any shares of Class A Common Stock issued by the Issuer upon exercise of this Warrant or any cash distributions), (ii) subdivides outstanding shares of Class A Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Class A Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Class A Common Stock any shares of capital stock of the Issuer, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Class A Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Class A Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)       Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time after the Initial Exercise Date the Issuer grants, issues or sells any Class A Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Class A Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Class A Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, any applicable Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Class A Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding any applicable Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Class A Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any applicable Beneficial Ownership Limitation).

(c)       Pro Rata Distributions. During such time after the Initial Exercise Date as this Warrant is outstanding, if the Issuer shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Class A Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Class A Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, any applicable Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Class A Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding any applicable Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Class A Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any applicable Beneficial Ownership Limitation).

(d)       Fundamental Transaction. If, at any time after the Initial Exercise Date while this Warrant is outstanding, (i) the Issuer, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Issuer with or into another Person, in which the Issuer is not the surviving entity and in which the stockholders of the Issuer immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation (excluding a merger effected solely to change the Issuer’s name), (ii) the Issuer (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Issuer or another Person) is completed pursuant to which holders of Class A Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Class A Common Stock, (iv) the Issuer, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Class A Common Stock or any compulsory share exchange pursuant to which the Class A Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of shares of Class A Common Stock covered by Section 3(a)), or (v) the Issuer, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Class A Common Stock (not including any shares of Class A Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) or more than 50% of the voting power of the common equity of the Issuer (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Class A Common Stock of the successor or acquiring corporation or of the Issuer, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Class A Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant) (the “Fundamental Transaction Rights”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Class A Common Stock in such Fundamental Transaction, and the Issuer shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Class A Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Issuer or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that if the Fundamental Transaction is not within the Issuer's control, including not approved by the Issuer’s board of directors, Holder shall only be entitled to receive from the Issuer or any Successor Entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Class A Common Stock of the Issuer in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Class A Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Class A Common Stock of the Issuer are not offered or paid any consideration in such Fundamental Transaction, such holders of Class A Common Stock will be deemed to have received common stock of the Successor Entity (which entity may be the Issuer following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable contemplated Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the public announcement of the applicable contemplated Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to this Section 3(d) a remaining option time equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date and (E) a zero cost of borrow.  The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five business days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction.   The Issuer shall cause any successor entity in a Fundamental Transaction in which the Issuer is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Issuer under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Class A Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Class A Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Issuer” shall refer instead to the Successor Entity), and may exercise every right and power of the Issuer and shall assume all of the obligations of the Issuer under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Issuer herein; provided, however, that to the extent that the Holder’s right to participate in any such Fundamental Transaction Rights would result in the Holder and its Attribution Parties, collectively, beneficially owning in excess of the Beneficial Ownership Limitation of the Class A Common Stock that would be issued and outstanding following receipt of such Fundamental Transaction Rights (such excess amount of Common Stock, the “Excess Fundamental Transaction Rights”), then the Holder shall not be entitled to participate in such Fundamental Transaction Rights to the extent of the Excess Fundamental Transaction Rights (and shall not have the right to acquire such Excess Fundamental Transaction Rights). The Excess Fundamental Transaction Rights shall be held in abeyance for the benefit of the Holder until such time or times as (1) its right to receive some or all of the Excess Fundamental Transaction Rights would not result in the Holder and its Attribution Parties beneficially owning Class A Common Stock in excess of the Beneficial Ownership Limitation and (2) the Holder so certifies in writing to the Issuer and specifies the number of shares of Class A Common Stock it is able to receive without exceeding the Beneficial Ownership Limitation, at which time or times the Holder shall be granted that portion of the Excess Fundamental Transaction Rights (and any Excess Fundamental Transaction Rights granted, issued or sold on such initial Fundamental Transaction Rights or on any subsequent Fundamental Transaction Rights to be held similarly in abeyance) to the same extent as if there had been no such limitation.

(e)       Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Class A Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Class A Common Stock (excluding treasury shares, if any) issued and outstanding. Notwithstanding the foregoing, in no event may the Exercise Price be adjusted below the par value of the Class A Common Stock then in effect.

(f)       Reserved.

(g)       Notice to Holder.

(i)           Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Issuer shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii)          Notice to Allow Exercise by Holder. If (A) the Issuer shall declare a dividend (or any other distribution in whatever form) on the Class A Common Stock, (B) the Issuer shall declare a special nonrecurring cash dividend on or a redemption of the Class A Common Stock, (C) the Issuer shall authorize the granting to all holders of the Class A Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Issuer shall be required in connection with any reclassification of the Class A Common Stock, any consolidation or merger to which the Issuer (or any of its subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Class A Common Stock is converted into other securities, cash or property, or (E) the Issuer shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Issuer, then, in each case, the Issuer shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Issuer, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Class A Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Class A Common Stock of record shall be entitled to exchange their shares of the Class A Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that, notwithstanding the foregoing, any notice delivery requirement hereunder shall also be deemed satisfied by filing or furnishing such communication with the Commission via the EDGAR system; provided, further, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided to the Holder in accordance with the terms of this Warrant constitutes, or contains, material, non-public information regarding the Issuer or any of the subsidiaries, the Issuer shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K, unless determined by the Issuer that such filing would be harmful to the Issuer at such time, in which case the Issuer shall file such 8-K as soon as is reasonably practicable in its discretion. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4.          Transfer of Warrant.

(a)       Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof and to the provisions of Section 4.1 of the Purchase Agreement, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Issuer or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Issuer shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Issuer unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Issuer within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Issuer assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b)       New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Issuer, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Issuer shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(c)       Warrant Register. The Issuer shall register this Warrant, upon records to be maintained by the Issuer for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Issuer may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d)       [Reserved].

(e)       Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5.          Miscellaneous.

(a)       No Rights as Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Issuer prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant Shares on a “cashless exercise” pursuant to Section 2(c), in no event shall the Issuer be required to net cash settle an exercise of this Warrant.

(b)       Loss, Theft, Destruction or Mutilation of Warrant. The Issuer covenants that upon receipt by the Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Issuer will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(c)       Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d)       Authorized Shares.

(i)           The Issuer covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Class A Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant (without regard to any limitation on exercise set forth herein). The Issuer further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Issuer will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Class A Common Stock may be listed. The Issuer covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Issuer in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(ii)           Except and to the extent as waived or consented to by the Holder, the Issuer shall not by any action, including, without limitation, amending its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Issuer will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Issuer may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Issuer to perform its obligations under this Warrant.

(iii)         Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Issuer shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e)        Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

(f)        Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

(g)       Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Issuer willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Issuer shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(h)       Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Issuer shall be delivered in accordance with the notice provisions of the Purchase Agreement.

(i)        Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Class A Common Stock or as a stockholder of the Issuer, whether such liability is asserted by the Issuer or by creditors of the Issuer.

(j)        Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Issuer agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(k)       Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Issuer and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(l)        Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Issuer and the Holder.

(m)      Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(n)       Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************
(Signature Page Follows)

IN WITNESS WHEREOF, the Issuer has caused this Class A Common Stock Purchase Warrant to be executed by its officer thereunto duly authorized as of the date first indicated above.

ASSET ENTITIES INC.

By:
Name:
Title:

EXHIBIT A

NOTICE OF EXERCISE

TO:

Attn:
Email:

(1)          The undersigned hereby elects to purchase          Warrant Shares of the Issuer pursuant
to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)          Payment shall take the form of (check applicable box):

☐        in lawful money of the United States; or

☐        if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)          Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

(4)          Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated:

Holder’s Signature:

Holder’s Address: